Exhibit 3.7

CERTIFICATE OF INCORPORATION

INTEGRATED SANITATION MANAGEMENT, INC.

FIRST:  The name of the Corporation is Integrated Sanitation Management, Inc.

SECOND:  The registered office of the Corporation is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as now in force or hereafter amended.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000), all of which shares shall be common stock and shall have a par value of One Dollar ($1.00) per share.

FIFTH:  The name and mailing address of the incorporator is Floyd W. Smith, Jr., S. C. Johnson & Son, Inc., 1525 Howe Street, Racine County, Racine, Wisconsin 53403-5011.

SIXTH:  The Corporation is to have perpetual existence.

SEVENTH:  The number of directors constituting the Board of Directors shall be fixed by the By-laws, but shall not be less than three (3).

EIGHTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, or repeal the By-laws of the Corporation.

NINTH:  Meetings of stockholders may be held within or without the state of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the state of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

TENTH:  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH:  To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article ELEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TWELFTH:  Any person who is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, by reason of the fact that he is or was a director or Officer or employee of the Corporation or of another organization or enterprise at the request of the Corporation shall be indemnified by the Corporation to the fullest extent now or hereafter permitted by law.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 19th day of February, 1988.

/s/ FLOYD W. SMITH, JR.
Floyd W. Smith, Jr. Incorporator